Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 29, 2025, with respect to the consolidated financial statements of Beneficient as of March 31, 2025 and 2024 and for each of the years then ended appearing in Beneficient’s Annual Report on Form 10-K for the year ended March 31, 2025, which includes an explanatory paragraph regarding substantial doubt about Beneficient’s ability to continue as a going concern. We consent to the use of the aforementioned report contained in the Prospectus constituting a part of Beneficient’s Registration Statement on Form S-1.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

December 22, 2025